Exhibit (g)(1)(x)

STERLING CAPITAL FUNDS

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT is made as of November 21, 2014 between U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), and Sterling Capital Funds, a Massachusetts business trust (the “Trust”).

RECITALS

WHEREAS, the Trust and the Custodian entered into the certain Custody Agreement, dated August 31, 2006 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Custodian acts as custodian of the cash and securities of each series of the Trust listed on Exhibit C thereto; and

WHEREAS, in accordance with Section 14.2 of the Agreement, the Trust and the Custodian wish to amend Exhibit C and Exhibit D;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:

1.         Amendment.

Exhibit C and Exhibit D to the Agreement are hereby superseded and replaced with amended and restated Exhibit C and Exhibit D attached hereto.

2.        Miscellaneous.

(a)       Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(b)       This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(c)       Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

(d)       Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

Exhibit (g)(1)(x)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STERLING CAPITAL FUNDS

By:	/s/ Todd M. Miller
Name: Todd M. Miller
Title: Vice President and Secretary

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael R. McVoy
Name: Michael R. McVoy
Title: Senior Vice President

Exhibit (g)(1)(x)

AMENDED AND RESTATED EXHIBIT C

to the

Custody Agreement between Sterling Capital Funds and U.S. Bank, N.A.

Fund Names - Separate Series of Sterling Capital Funds effective on or after November 28, 2014

Name of Series	Date
Large Cap Value Diversified Fund	February 1, 2005

Mid Value Fund	February 1, 2005

Special Opportunities Fund	February 1, 2005

Equity Income Fund	February 1, 2005

Short Duration Bond Fund	February 1, 2005

Intermediate U.S. Government Fund	February 1, 2005

Total Return Bond Fund	February 1, 2005

Kentucky Intermediate Tax-Free Fund	February 1, 2005

Maryland Intermediate Tax-Free Fund	February 1, 2005

North Carolina Intermediate Tax-Free Fund	February 1, 2005

South Carolina Intermediate Tax-Free Fund	February 1, 2005

Virginia Intermediate Tax-Free Fund	February 1, 2005

West Virginia Intermediate Tax-Free Fund	February 1, 2005

Strategic Allocation Conservative Fund	February 1, 2005

Strategic Allocation Balanced Fund	February 1, 2005

Strategic Allocation Growth Fund	February 1, 2005

Small Cap Value Diversified Fund	August 21, 2006

Corporate Fund	June 29, 2011

Securitized Opportunities Fund	June 29, 2011

Ultra Short Bond Fund	November 15, 2012

Long/Short Equity Fund	December 12, 2013

Behavioral International Equity Fund	On or after November 28, 2014

Exhibit (g)(1)(x)

AMENDED AND RESTATED EXHIBIT D

to the

Custody Agreement between Sterling Capital Funds and U.S. Bank, N.A.

Fee Schedule at November, 2014

Custody Fees:

•	.5 basis point on the first $5 billion in assets
•	.4 basis point on assets exceeding $5 billion

Exhibit (g)(1)(x)

Amended and Restated Exhibit D (continued)

to the

Custody Agreement between Sterling Capital Funds and U.S. Bank, N.A.

Sterling Capital Funds GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at November, 2014
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.50	$15	Lithuania	All	16.00	$40
Austria	All	2.00	$17	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali	All	32.00	$124
Belgium	All	1.88	$22	Malta	All	17.60	$60
Benin	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	2.25	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	11.25	$17	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	2.25	$12
Burkina Faso	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$6	Niger	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	2.25	$22
Chile	All	16.00	$48	Oman	All	40.00	$112
China“A” Shares	All	11.25	$42	Pakistan	All	24.00	$80
China“B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	13.00	$24
Croatia	All	28.00	$52	Portugal	All	5.50	$39
Cyprus	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	15.00	$24	Romania	All	28.00	$80
Denmark	All	2.25	$24	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Egypt	All	25.60	$64	Senegal	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets**	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	3.75	$22	Slovenia	All	20.00	$88
France	All	1.88	$15	South Africa	All	2.25	$8
Germany	All	1.00	$15	South Korea	All	5.50	$10
Ghana	All	20.00	$40	Spain	All	2.25	$15
Greece	All	10.00	$33	Sri Lanka	All	12.00	$48
Guinea Bissau	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	2.00	$25	Sweden	All	1.50	$22
Hungary	All	22.00	$60	Switzerland	All	1.50	$24
Iceland	All	12.00	$45	Taiwan	All	13.00	$64
India	All	15.00	$84	Thailand	All	2.90	$22
Indonesia	All	9.00	$68	Togo	All	32.00	$124
Ireland	All	2.25	$15	Tunisia	All	32.00	$36
Israel	All	9.60	$29	Turkey	All	9.60	$10
Italy	All	2.25	$24	UAE	All	36.00	$104
Ivory Coast	All	32.00	$124	United Kingdom	All	1.13	$5
Jamaica	All	28.00	$40	Ukraine	All	19.20	$29
Japan	All	1.13	$8	Uruguay	All	40.00	$52
Jordan	All	32.00	$100	Venezuela	All	32.00	$100
Kazakhstan	All	48.00	$120	Vietnam	All	32.00	$104
Kenya	All	24.00	$40	Zambia	All	24.00	$40
Latvia	Equities	12.00	$60
Latvia	Bonds	20.00	$72

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

**Euromarkets – Non-Eurobonds: Surcharges vary by local market.

Exhibit (g)(1)(x)

▪	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).
▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:

▪	Foreign Exchange transactions – fees waived.

Tax Reclamation Services:

▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim. If the tax documentation is with the local sub-custodian or with the local tax authority, there is no change.

Out of Pocket Expenses

▪	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
▪	SWIFT reporting and message fees.